Exhibit 99.1

Press Release
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ELLEN M. DYLLA INVESTOR RELATIONS (979) 849-6550	December 21, 2011

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS’ THAILAND FACILITY
REOPENS AHEAD OF SCHEDULE

ANGLETON, TX, December 21, 2011 – Benchmark Electronics, Inc. (NYSE: BHE), announced today that its Ayudhaya, Thailand facility has restarted operations a week ahead of our planned schedule. The factory, located in the Hi-Tech Industrial Estate in Ayudhaya, sustained damage to its buildings and equipment as a result of floodwaters breaching the levee protecting the industrial park, and the Company ceased production at the factory in October until the floodwaters receded and operational safety could be confirmed.

Benchmark’s factory was the first to reopen in the Hi-Tech Industrial Estate. This rapid recovery was made possible because of the effectiveness of the Company’s Emergency Management Business Continuity Plan. Going forward, the Company will continue operations in both Ayudhaya and its recently restarted Korat facility.

“It’s remarkable that this facility could be up and running and producing product for our customers a week ahead of our aggressive schedule. It is a testament to the quality of our employees and to all the Thailand people,” said Cary T. Fu, Chief Executive Officer. “Also and very importantly, the Thai government has vowed to invest in new infrastructure to ensure that such a disaster will not be repeated, including the creation of new floodways to more efficiently channel water through the central region and Chao Phraya river basin to the Gulf of Thailand, and increasing the levee system around the Hi Tech Industrial Park to a level exceeding the 100 year flood plan which is well in excess of the flood levels recently experienced.”

Benchmark Electronics, Inc. provides electronics manufacturing, design and engineering services to original equipment manufacturers of computers and related products for business enterprises, medical devices, industrial control equipment, testing and instrumentation products, and telecommunication equipment. Benchmark’s global operations include 20 facilities in ten countries. Benchmark’s Common Shares trade on the New York Stock Exchange under the symbol BHE.

Forward-Looking Statements

This news release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934 concerning the impact of flooding in Thailand on Benchmark’s operations. Although Benchmark believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties and assumptions, including but not limited to the extent of damage to the Company’s facilities and uncertainties about the effectiveness of planned flood-control measures. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

All forward-looking statements included in this release are based upon information available to Benchmark as of the date of this release, and Benchmark assumes no obligation to update any such forward-looking statements. Persons are advised to consult further disclosures on related subjects in Benchmark’s Form 10-K for the year ended December 31, 2010, in its other filings with the Securities and Exchange Commission and in its press releases.

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